EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 26, 2004

Contact:     Sonja Tuitele
             Corporate Communications
             (720) 562-4984

  WILD OATS MARKETS, INC. ANNOUNCES PRICING OF CONVERTIBLE DEBENTURES OFFERING

BOULDER, Colo., May 26 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS) today announced the pricing of $100.0 million principal amount of its Convertible Senior Debentures due 2034. The debentures are being sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company granted the initial purchasers an option to purchase up to an additional $15.0 million principal amount of the debentures.

The debentures have a principal amount of $1,000 per debenture and will bear regular interest at the annual rate of 3.25% until May 15, 2011, payable on May 15 and November 15 of each year, beginning on November 15, 2004. After May 15, 2011, the Company will not pay regular interest on the debentures. The Company will pay contingent interest to the holders of the debentures for the period commencing May 20, 2011 and ending November 14, 2011 if the average trading price of a debenture for each of the last five trading days immediately preceding May 20, 2011 equals 125% or more of the principal amount of the debenture. Thereafter, the Company will pay additional contingent interest during a six-month interest period if the average trading price of the debentures during the five trading-day period immediately preceding the first day of the interest period equals or exceeds 125% of the principal amount of the debentures.

The debentures may be converted into shares of Wild Oats common stock prior to stated maturity, under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after June 30, 2004 and before March 31, 2029, if the last reported sale price of the common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) at any time on or after April 1, 2029 if the last reported sale price of the common stock on any date on or after March 31, 2029 is greater than or equal to 130% of the conversion price; (3) subject to certain limitations, during the five business day period after any five consecutive trading-day period in which the trading price per debenture for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock; (4) if the debentures are called for redemption; (5) upon the occurrence of certain corporate transactions; or (6) if the Company obtains credit ratings for the debentures, at any time when the credit ratings assigned to the debentures are below certain specified levels. Upon conversion, the Company will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

The conversion rate will initially be 56.5099 shares of common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of $17.70 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.
Wild Oats Markets intends to use proceeds of the offering to accelerate its growth plans and for general corporate purposes. In addition, the Company will use approximately $25 million of the net proceeds to repurchase, through one of the initial purchasers, approximately 2 million shares of its outstanding common stock.

This notice does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for the Company, including whether or not the Company will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.